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EXHIBIT 11.0

IHOP CORP. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
NET INCOME PER COMMON SHARE BASIC
Weighted average shares outstanding	20,272	19,988	20,160	20,026

Net income available to common shareholders	$10,168	$8,294	$17,642	$15,523

Net income per share-basic	$0.50	$0.41	$0.88	$0.78

NET INCOME PER COMMON SHARE DILUTED
Weighted average shares outstanding	20,272	19,988	20,160	20,026
Net effect of dilutive stock options based on the treasury stock method using the average market price.	353	214	362	197

Total	20,625	20,202	20,522	20,223

Net income available to common shareholders	$10,168	$8,294	$17,642	$15,523

Net income per share-diluted	$0.49	$0.41	$0.86	$0.77

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EXHIBIT 11.0
IHOP CORP. AND SUBSIDIARIES STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (In thousands, except per share data) (Unaudited)